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                                                                   EXHIBIT 10.14

                                                               [LOGO] INVITROGEN

                                         February 15, 2000

Lewis J. Shuster
18 East Kincaid Ct.
West Windsor, NJ  08550-2915

Dear Lew:

     Invitrogen is pleased to present our revised offer for the position of Chief Operating Officer (COO) at Invitrogen Corporation. A non-competition agreement, a brief description of the employee benefits and employment eligibility verification (I-9) form is enclosed. Please bring the completed I-9 form along with proper identification on your first day of employment. As COO, you will have all the duties and responsibilities normally associated with the position of chief operating officer of companies in the industry and of a similar size to Invitrogen. You will report directly to me, as the Chief Executive Officer of Invitrogen.

     If you accept this offer, your employment will start on January 4, 2000 (the "Start Date"). It is understood that you will initially remain in New Jersey, and that you will not relocate to California until July 2000 (the "Relocation Date") (the period between the he Start Date and the Relocation Date is the "Interim Period"). During the Interim Period, your work level commitment will be 80% of full time work. Also, during the Interim Period, you will be required to maintain an office in your home, and you will work out of your home. However, it is anticipated that you will spend 10-15 days per month at Invitrogen's offices in Carlsbad, California and/or at its subsidiaries' offices in other states or countries. Following your relocation to California, your work level commitment will increase to full-time, and you will work out of Invitrogen's Carlsbad, California office.

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     Your annual pay rate will start at $300,000 per year. Your pay rate will be prorated during the Interim Period (i.e., your pay rate will be 80% of $300,000). Your pay rate will be reviewed annually by the Board of Directors, and may be increased (but not decreased) in their discretion based upon your performance. In addition, you will participate in Invitrogen's executive bonus plan. For the year 2000, under this bonus plan you will be eligible for a bonus equal to 25% of your annual pay rate ($75,000).

     Invitrogen will also reimburse you for all reasonable business expenses incurred by your during your employment with Invitrogen (subject to presentation of appropriate documentation in accordance with Invitrogen policies). Such reimbursement will include, without limitation, all costs of travel (including transportation, meals and lodging) during the Interim Period between your home office in New Jersey and Invitrogen's offices in Carlsbad, California and/or its subsidiaries offices in other states or countries, and all incremental costs of maintaining and operating your home office in New Jersey.

     As additional compensation: on your Start Date you will receive options for 250,000 shares of Invitrogen stock (the "Options"). The Options will be issued under and in accordance with the terms of Invitrogen's Stock Option Plan. The exercisable price for the Options will be the fair market value of Invitrogen's stock on the Start Date. The Options will have a ten-year term. The Options will vest monthly in equal installments over a five-year period commencing with the Start Date.

     Invitrogen will reimburse you for all of your relocation costs and expenses, including, without limitation, moving (and temporary storage if necessary) of your family's household items, travel for your family (including travel and lodging to look for housing in California), temporary housing accommodations for you and your family, travel back to

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New Jersey to complete the sale of your New Jersey home (if necessary), and closing costs and sales commissions associated with the sale of your New Jersey home (collectively, "Relocation Costs"). In addition, to the extent that any Relocation Costs are included in your federal and state taxable income (and not deductible by you) for any reason, Invitrogen will reimburse you for the taxes incurred on such additional income (including the taxes incurred on such reimbursement).

    Invitrogen has a substantial employee benefits package. Effective on your Start Date, you will be eligible to apply for Invitrogen's medical, dental, life, vision and chiropractic insurance, its short and long term disability plans, its Employee Stock Purchase Plan (ESPP), and its 401(k) retirement plan. These benefits will be provided to you and your dependents at no cost. Other benefits are also offered, such as the option to purchase additional life insurance and, after twelve months of employment, the option to participate in the 401(k) matching plan. You will also be entitled to sick, holiday, and vacation leave in accordance with Invitrogen's policies for senior executives.

     You will be entitled to a severance package if Invitrogen should terminate your employment for any reason. The package includes: (a) one (1) month's salary for each year of service, with a minimum of six (6) months' salary and a maximum of twelve (12) months' salary, payable to you in a lump sum on your termination date at your base salary rate in effect at that time; and (b) continuance of all insurance coverages then in effect for you and your dependents for a period of twelve (12) months from your termination date (or, if earlier, until such time as you obtain comparable insurance coverages from another employer), at no cost to you. This severance package will not apply if you should terminate your employment without cause. Notwithstanding the above, if there is a termination of your employment for any reason due to a Change in Control (defined below) of Invitrogen,

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you will be entitled to receive a full twelve (12) months salary as severance pay, regardless of your number of years of service and regardless of who effects the termination.

     For purposes hereof, the term "Change of Control" will mean the acquisition of more than 50% of the stock or voting control of Invitrogen by another person (or the increase in the stock ownership or voting control of a current stockholder of Invitrogen such that such stockholder's stock ownership is increased from less than 50% to greater than 50%), the acquisition or lease of substantially all of the assets of Invitrogen by another person the merger or consolidation of Invitrogen with another person where such other person is the surviving or controlling person, the entering into of a management or operating between Invitrogen and another person where such other person assumes operational control of Invitrogen, or other similar event. Also for purposes hereof, references to a "stockholder" or "person" shall include individuals, entities, affiliates of such individuals or entities, and/or groups of individuals and/or entitles operating in concert with each other.

     Further provided, that Lew Shuster will receive eighteen (18) months of salary and benefits upon a termination without cause if such termination occurs (a) within the first thirty (30) months of his employment at Invitrogen, and (b) such termination follows within eighteen (18) months of (or is associated with) a Change of Control in Invitrogen, as defined above.

     Your employment will be for no set term, and may be terminated by either party at any time and for any reason, upon not less than 60 days written notice to the other party.

    This letter, along with your signed Application for Employment, will constitute our entire agreement regarding the terms and conditions of your employment. There are no other agreements, oral or written, between us.

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     We sincerely hope you will decide to accept this offer and join our company. This offer expires February 18, 2000. Please contact me as soon as possible to arrange a schedule for joining our team.

                                       Sincerely,




                                       /s/ Lyle C. Turner

                                       Lyle C. Turner
                                       President and Chief Executive Officer


I ACCEPT/decline the offer outlined above.


/s/ Lew J. Shuster                               February 16, 2000
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Signature                                        Date